As filed with the Securities and Exchange Commission on June 25, 2004

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UTi Worldwide Inc.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

9 Columbus Centre Pelican Drive Road Town Tortola British Virgin Islands (Address of Principal Executive Offices)	c/o UTi, Services, Inc. 19443 Laurel Park Road Suite 111 Rancho Dominguez, CA 90220 (Zip Code)

UTi WORLDWIDE INC.
2004 LONG-TERM INCENTIVE PLAN, as amended
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(Name and Address of Agent For Service)

(212) 894-8940
(Telephone Number, Including Area Code, of Agent for Service)

Please address a copy of all communications to:

Stephen D. Cooke, Esq. Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor Costa Mesa, California 92626-1924 Telephone: (714) 668-6200	J. Mark Poerio, Esq. Paul, Hastings, Janofsky & Walker LLP 1299 Pennsylvania Avenue, N.W. Tenth Floor Washington, DC 20004-2400 Telephone: (202) 508-9582

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered(1)	Per Share (2)	Offering Price	Fee

Ordinary Shares, No Par Value Per Share	2,000,000 shares	$51.92	$103,840,000	$13,156.53

[1]	Registered herein are 2,000,000 shares of the Registrant’s ordinary shares that may be issued pursuant to its 2004 Long-Term Incentive Plan, as amended (the “Plan”). Also registered hereunder are such additional number of ordinary shares as may be necessary to satisfy the anti-dilution and other similar provisions of the Plan to which this Registration Statement relates in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

[2]	Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, the proposed maximum offering price per share of the shares being registered is estimated solely for the purpose of determining the registration fee, based upon the upon the average of the high and low sale prices per share ($ 51.92 per share) of the Registrant’s ordinary shares, as reported on the Nasdaq National Market on June 24, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428(a)(1) under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated by reference in this Registration Statement:

     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, filed with the Commission on April 15, 2004;

     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2004 filed with the Commission on June 9, 2004; and

     (c) The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 31, 2000 and any amendment or report filed thereafter for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under British Virgin Islands law, each of the Registrant’s directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Registrant’s Amended and Restated Articles of Association (“Articles of Association”) provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, the Registrant’s directors will not be personally liable to the Registrant or its shareholders for any acts or omissions in the performance of their duties. The Articles of Association also provide that, subject to certain limitations, the Registrant may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (b) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise. The Registrant’s Articles of Association also provide that the Registrant may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Registrant, whether or not the Registrant has or would have had power to indemnify the person against liability as provided in the Article of Association. In accordance with such provision, the Registrant maintains directors and officers’ liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

Exhibit
Number	Description of Exhibit
4.1	UTi Worldwide Inc. 2004 Long-Term Incentive Plan, as amended

5.1	Opinion of Harney Westwood & Riegels

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement)

ITEM 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes the following:

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-

effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, UTi Worldwide Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Dominguez, State of California on June 25, 2004.

UTi WORLDWIDE INC. A British Virgin Islands corporation (Registrant)
By:	/s/ Roger I. MacFarlane _________________________
	Name:	Roger I. MacFarlane
	Title:	Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roger I. MacFarlane and Lawrence R. Samuels, and each of them, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and all post-effective amendments thereto) and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Roger I. MacFarlane Roger I. MacFarlane	Chief Executive Officer and Director (Principal Executive Officer)	June 23, 2004
/s/ Peter Thorrington Peter Thorrington	President, Chief Operating Officer and Director	June 23, 2004
Matthys J. Wessels	Vice-Chairman of the Board of Directors, Chief Executive Officer African Region and Director	, 2004

Signature	Title	Date
/s/ Alan C. Draper Alan C. Draper	Executive Vice President, President-Asia Pacific Region and Director	June 22, 2004
/s/ Lawrence R. Samuels Lawrence R. Samuels	Senior Vice President-Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 23, 2004
/s/ J. Simon Stubbings J. Simon Stubbings	Chairman of the Board, Director	June 25, 2004
/s/ Allan M. Rosenzweig Allan M. Rosenzweig	Director	June 22, 2004
/s/ Leon J. Level Leon J. Level	Director	June 23, 2004
/s/ William H. Davidson William H. Davidson	Director	June 22, 2004
/s/ C. John Langley, Jr. C. John Langley, Jr.	Director	June 22, 2004

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
4.1	UTi Worldwide Inc. 2004 Long-Term Incentive Plan, as amended

5.1	Opinion of Harney Westwood & Riegels

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

24.1	Powers of Attorney (included as a part of the signature page of this Registration Statement)